As filed with the Securities and Exchange Commission on August 23, 2002
                                                    Registration No. 333-_______
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                          HANGER ORTHOPEDIC GROUP, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                      84-0904275
 (State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                       Identification No.)

                          Hanger Orthopedic Group, Inc.
                      Two Bethesda Metro Center, Suite 1200
                            Bethesda, Maryland 20814
                                 (301) 986-0701
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      -------------------------------------
                                  Ivan R. Sabel
                Chairman of the Board and Chief Executive Officer
                          Hanger Orthopedic Group, Inc.
                      Two Bethesda Metro Center, Suite 1200
                            Bethesda, Maryland 20814
                                 (301) 986-0701
                               Fax: (301) 986-0702
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      -------------------------------------
                                 with a copy to:
                              Arthur H. Bill, Esq.
                                 Foley & Lardner
                         3000 K Street, N.W., Suite 500
                             Washington, D.C. 20007
                                 (202) 672-5300
                               Fax: (202) 672-5399
                      -------------------------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling shareholder.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
     Title of Each Class of         Amount to Be       Proposed Maximum Offering     Proposed Maximum Aggregate       Amount of
  Securities to Be Registered       Registered(1)          Price Per Share(1)             Offering Price(1)        Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01      601,218 shares               $15.79 (2)                   $9,493,232.20              $873.38
per share.......................
====================================================================================================================================
(1)  In the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule
     416(a) under the Securities Act.
(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of
     1933, based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on
     August 19, 2002, which date was within five business days of the date of this filing.

                      -------------------------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THIS OFFER OR SALE IS NOT PERMITTED.


                                   Prospectus

                  Subject to Completion - Dated August 23, 2002



                                 601,218 Shares

                          HANGER ORTHOPEDIC GROUP, INC.

                                  Common Stock



     We are registering these shares of our common stock for resale by the selling shareholder named in this prospectus. The selling shareholder has the right to acquire the shares directly from our company pursuant to a Non-qualified Stock Option Agreement, dated as of December 12, 2001 and amended July 23, 2002. We will not receive any proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

     The shares are being registered to permit the selling shareholder to sell the shares from time to time in the public market. The selling shareholder may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 6.

                      -------------------------------------

BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 1.

                      -------------------------------------

     Our common stock is traded on the New York Stock Exchange under the symbol "HGR." On August 22, 2002, the last reported sales price of our common stock was $____ per share.

     Our principal executive offices are located at Two Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, and our telephone number at that address is (301) 986-0701.

                      -------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AND COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                      -------------------------------------

                 The date of this prospectus is August ____, 2002.

                                TABLE OF CONTENTS



The Company.........................................................   1

Risk Factors........................................................   1

Forward-Looking Statements..........................................   4

Use of Proceeds.....................................................   5

Selling Shareholder.................................................   5

Plan of Distribution................................................   6

Legal Matters.......................................................   9

Experts  ...........................................................   9

Where You Can Find More Information.................................   9

Incorporation of Certain Documents by Reference.....................  10



     This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling shareholder named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements that appear elsewhere in this prospectus or that we incorporate in this prospectus by reference.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS. THE COMMON STOCK IS NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE PROSPECTUS OR PROSPECTUS SUPPLEMENT, AS APPLICABLE.

                                   THE COMPANY

     We are the largest owner and operator of orthotic and prosthetic ("O&P") patient-care centers in the United States. In our orthotics business, we design, fabricate, fit and maintain a wide range of standard and custom-made braces and other devices (such as spinal, knee and sports-medicine braces) that provide external support to patients suffering from musculoskeletal disorders, such as ailments of the back, extremities or joints and injuries from sports or other activities. In our prosthetics business, we design, fabricate, fit and maintain custom-made artificial limbs for patients who are without limbs as a result of traumatic injuries, vascular diseases, diabetes, cancer or congenital disorders. O&P devices are increasingly technologically advanced and are custom-designed to add functionality and comfort to patients' lives, shorten the rehabilitation process and lower the cost of rehabilitation. We are also a leading distributor of branded and private label O&P devices and components in the United States, all of which are manufactured by third parties.

     At June 30, 2002, we operated 586 O&P patient-care centers in 44 states and the District of Columbia and employed 859 certified O&P practitioners. Patients are referred to our local patient-care centers directly by physicians as a result of our relationships with them or through our agreements with managed care providers. Our patient-care centers are staffed by certified O&P practitioners and technicians. Our practitioners generally design and fit patients with, and the technicians fabricate, O&P devices as prescribed by the referring physician. Following the initial design, fabrication and fitting of our O&P devices, our technicians conduct regular, periodic maintenance of O&P devices as needed. Our practitioners are also responsible for managing and operating our patient-care centers and are compensated, in part, based on their success in managing costs and collecting accounts receivable. We provide centralized administrative, marketing and materials management services to take advantage of economies of scale and to increase the time practitioners have to provide patient care. In areas where we have multiple patient-care centers, we also utilize shared fabrication facilities where technicians fabricate devices for practitioners in that area.

     We have increased our net sales through acquisitions, by opening new patient-care centers and through same-center net sales growth, the latter being achieved primarily through physician referral marketing and branding initiatives. We strive to improve our local market position to enhance operating efficiencies and generate economies of scale by implementing our disciplined growth strategy. We have generally acquired small and medium-sized O&P patient-care businesses and opened new patient-care centers to achieve greater density in our existing markets.

                                  RISK FACTORS

     An investment in the common stock offered by this prospectus includes significant risk. You should carefully consider the following risk factors in addition to the other information contained in this prospectus before deciding to purchase our common stock. You should be prepared to accept any and all of the risks associated with purchasing the shares.

     These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our common stock, and you may lose all or part of your investment.

We have a recent history of net losses and may incur net losses in the future.

     From time to time, we have historically incurred net losses. We incurred net losses of $14.0 million for the year ended December 31, 2000 and $8.9 million for the year ended December 31, 2001. We cannot assure that we will not incur net losses in the future. To the extent that we incur net losses in the future, we may be unable to meet our obligations to make payments on our indebtedness. We have financed our operating cash requirements, as well as our capital needs, with the proceeds of financing activities, including the issuance of preferred stock and additional borrowings. We cannot assure that we will generate sufficient operating cash flow in the future to pay our debt service obligations or that we will be able to obtain sufficient additional financing to meet our debt service requirements on terms acceptable to us, or at all.

Changes in government reimbursement levels could adversely affect our net sales, cash flows and profitability.

     We estimate that we derived 41.0%, 38.4% and 40.5% of our net sales for the years ended December 31, 1999, 2000 and 2001, respectively, from reimbursements for O&P services and products from programs administered by Medicare, Medicaid and the U.S. Veterans Administration. Each of these programs sets maximum reimbursement levels for O&P services and products. If these agencies reduce reimbursement levels for O&P services and products in the future, our net sales could substantially decline. In addition, the percentage of our net sales derived from these sources may increase as the portion of the U.S. population over age 65 continues to grow, making us more vulnerable to maximum reimbursement level reductions by these organizations. Reduced government reimbursement levels could result in reduced private payor reimbursement levels because of indexing of Medicare fee schedules by certain third party payors. Furthermore, the healthcare industry is experiencing a trend towards cost containment as government and other third-party payors seek to impose lower reimbursement rates and negotiate reduced contract rates with service providers. This trend could adversely affect our net sales. Medicare provides for reimbursement for O&P products and services based on prices set forth in fee schedules for ten regional service areas. Additionally, if the U.S. Congress were to enact into law modifications to the Medicare fee schedules to include upper limits based on national median prices, our net sales from Medicare reimbursements and other payors could be adversely affected, which could have a material adverse effect on us. We cannot predict whether any such modifications to the fee schedules will be enacted or what the final form of any modifications might be.

We have not yet fully implemented our performance improvement plan and may be unable to achieve the future operating efficiencies and results that we desire.

     We expect by the end of 2002 to have substantially implemented the major performance improvement initiatives that we commenced last year. We initially targeted $45.0 million in cash flow improvements over two years, which included $30.0 million in annualized recurring operating and general and administrative expense improvements and $15.0 million in one-time working capital improvements over two years. While we have made substantial progress, we have not yet fully completed those performance improvement initiatives, and we are unable to represent that we will fully achieve or maintain the planned operating efficiencies and results that we desire.

If we cannot continue to improve our controls and procedures for managing our accounts receivable and inventory, our business, results of operations, financial condition and ability to satisfy our obligations under our indebtedness could be adversely affected.

     Members of our senior management team have spent a significant amount of time improving systems and controls relating to our collection of accounts receivable. As of December 31, 2000 and 2001, and June 30, 2002, our accounts receivable over 120 days represented approximately 33%, 30% and 29% of total accounts receivable outstanding in each period, respectively. In order to adequately provide for doubtful accounts, we recorded an increase in the allowance of $9.0 million in the fourth quarter of December 31, 2000. While the allowance has decreased since December 31, 2000 due to improved collections and the write-off of doubtful accounts, an increase in the allowance may be necessary in the future if there is a decrease in the present rate of collections. If our efforts do not improve our controls and procedures for managing accounts receivable, we may be unable to collect certain accounts receivable, which could adversely affect our business, results of operations, financial condition and ability to satisfy our obligations under our indebtedness. In addition, our principal means of control with respect to accounting for inventory and costs of goods sold is a physical inventory conducted on an annual basis. While this method of accounting controls and procedures is acceptable under generally accepted accounting principles, it may result in an understatement or overstatement, as the case may be, of inventory between our annual physical inventories. For example, in conjunction with the physical inventory performed on September 30, 2000, we recorded a $9.6 million inventory write-down. Conversely, in conjunction with our physical inventory performed on December 31, 2001, we recorded a $4.2 million increase in inventory. Because our gross profit percentage is based on our inventory levels, adjustments to inventory following physical inventory could adversely affect our results of operations and financial condition.

If we are unable to maintain good relations with our suppliers, our existing purchasing discounts may be jeopardized, which could adversely affect our net sales.

     We currently enjoy significant purchasing discounts with most of our suppliers, and our ability to sustain our gross margins has been, and will continue to be, dependent, in part, on our ability to continue to obtain favorable discount terms from our suppliers. These terms may be subject to changes in suppliers' strategies, from time to time, which could adversely affect our gross margins over time. The profitability of our business depends, in part, upon our ability to maintain good relations with these suppliers.

We depend on the continued employment of our orthotists and prosthetists who work at our patient-care centers and their relationships with referral sources and patients. Our ability to provide O&P services at our patient-care centers would be impaired and our net sales reduced if we were unable to maintain these employment and referral relationships.

     Our net sales would be reduced if a significant number of our practitioners leave us. In addition, any failure of these practitioners to maintain the quality of care provided or to otherwise adhere to certain general operating procedures at our facilities or any damage to the reputation of a significant number of our practitioners could damage our reputation, subject us to liability and significantly reduce our net sales. A substantial amount of our business is derived from patient referrals by orthopedic surgeons and other healthcare providers. If the quality of our services and products declines in the opinion of these sources, the number of their patient referrals may decrease, which would adversely affect our net sales.

If the non-competition agreements we have with our key executive officers and key practitioners were found by a court to be unenforceable, we could experience increased competition resulting in a decrease in our net sales.

     We generally enter into employment agreements with our executive officers and a significant number of our practitioners which contain non-compete and other provisions. The laws of each state differ concerning the enforceability of non-competition agreements. State courts will examine all of the facts and circumstances at the time a party seeks to enforce a non-compete covenant. We cannot predict with certainty whether or not a court will enforce a non-compete covenant in any given situation based on the facts and circumstances at that time. If one of our key executive officers and/or a significant number of our practitioners were to leave us and the courts refused to enforce the non-compete covenant, we might be subject to increased competition, which could materially and adversely affect our business, financial condition and results of operations.

We face periodic reviews, audits and investigations under our contracts with federal and state government agencies, and these audits could have adverse findings that may negatively impact our business.

     We contract with various federal and state governmental agencies to provide O&P services. Pursuant to these contracts, we are subject to various governmental reviews, audits and investigations to verify our compliance with the contracts and applicable laws and regulations. Any adverse review, audit or investigation could result in:

       o refunding of amounts we have been paid pursuant to our government contracts;

       o      imposition of fines, penalties and other sanctions on us;

       o      loss of our right to participate in various federal programs; or

       o      damage to our reputation in various markets.

We may be unable to successfully integrate and operate other O&P businesses that we acquire in the future.

     Part of our business strategy involves the acquisition and integration of small and medium-sized O&P businesses. We may not be able to successfully consummate and/or integrate future acquisitions. We continuously review acquisition prospects that would complement our existing operations, increase our size and expand our geographic scope of operations or otherwise offer growth opportunities. The financing for these acquisitions could significantly dilute our investors or result in an increase in our indebtedness. While we have no current agreements with respect to any such acquisitions, we may acquire or make investments in businesses or products in the future. Acquisitions may entail numerous integration risks and impose costs on us, including:

       o difficulties in assimilating acquired operations or products, including the loss of key employees from acquired businesses;

       o diversion of management's attention from our core business concerns;

       o adverse effects on existing business relationships with suppliers and customers;

       o risks of entering markets in which we have no or limited experience;

       o      dilutive issuances of equity securities;

       o      incurrence of substantial debt;

       o      assumption of contingent liabilities; and

       o      incurrence of significant immediate write-offs.

Our failure to successfully complete the integration of future acquisitions could have a material adverse effect on our results of operations, business and financial condition.


                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this report discuss our plans and strategies for our business or make other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

       o our indebtedness and the impact of increases in interest rates on such indebtedness; o the demand for our orthotic and prosthetic services and products;

       o our ability to integrate effectively the operations of businesses that we plan to acquire in the future;

       o our ability to successfully implement our performance improvement plan and realize and maintain its benefits;

       o our ability to attract and retain qualified orthotic and prosthetic practitioners;

       o changes in federal Medicare reimbursement levels and other governmental policies affecting orthotic and prosthetic operations;

       o changes in prevailing interest rates and the availability of favorable terms of equity and debt financing to fund the anticipated growth of our business;

       o changes in, or failure to comply with, federal, state and/or local governmental regulations; and

       o liability relating to orthotic and prosthetic services and products and other claims asserted against us.

     For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" below. We do not have any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise

                                 USE OF PROCEEDS

     The selling shareholder will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the common stock.

                               SELLING SHAREHOLDER

     We are registering the 601,218 shares covered by this prospectus on behalf of the selling shareholder named in the table below. The shares may be acquired by the selling shareholder upon the exercise of an option granted to it by us under a Non-qualified Stock Option Agreement entered into as of December 12, 2001 and amended on July 23, 2002 (the "Agreement"). We retained the selling shareholder in December 2000 to assess the opportunities available for improved financial and operating performance and to assist us with certain performance improvement initiatives that our Board of Directors determined to be necessary or appropriate. In January 2001, we developed, with the assistance of the selling shareholder, a performance improvement plan which contained many initiatives that were designed to effect further cost savings through improved utilization and efficiency of support services, enhanced purchasing and inventory management, improved collection methods, consolidation of distribution services, enhancement of net sales through improved marketing and branding initiatives and more efficient billing procedures.

     In accordance with the contract with the selling shareholder, we approved for payment two invoices for success fees in the fourth quarter of 2001. The invoices were satisfied by the payment of $1.1 million in cash and the issuance under the Agreement of nonqualified options to purchase, on or before May 31, 2007, 1,202,436 shares of our stock for an exercise price of $1.40 per share. The options were valued using a Black-Scholes option-pricing model, and an expense of $4.8 million was recorded. On July 23, 2002, we agreed to amend the Agreement and to purchase 601,218 of the options previously granted for a payment of $3.98 per share, or a total of $2,392,704. On July 23, 2002, our shares opened for trading at $12.00 per share. We also agreed to file a Registration Statement on Form S-3 with the Securities and Exchange Commission within 20 business days of the amendment to register the remaining 601,218 shares underlying the option in order to permit the selling shareholder to sell the shares of the Company's stock that it may acquire upon exercise of the option.

     In connection with the purchase and registration of the options, the selling shareholder agreed to limit sales of shares of our stock that it may acquire by exercise of the options, to 40,000 shares in any calendar week. The selling shareholder also agreed to permanently amend its contract with us so that the payment of future success fees, if any, would be made only in cash. We are registering the remaining 601,218 shares to permit the selling shareholder to offer these shares for resale from time to time, subject to the restrictions set forth below. The selling shareholder may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling shareholder. For more information, see "Plan of Distribution."

     The table below lists the selling shareholder and information regarding its ownership of common stock:

                                    NUMBER OF SHARES
                                   BENEFICIALLY OWNED      NUMBER OF SHARES         NUMBER OF SHARES
                                     PRIOR TO THIS              BEING                 OWNED AFTER
   SELLING SHAREHOLDER                OFFERING (1)          OFFERED HEREBY            OFFERING (2)

AlixPartners, LLC
(Formerly known as Jay Alix &
Associates, Inc.)                        601,218                601,218                    0

 (1) The number of shares reported above as beneficially owned may be acquired upon exercise of an option to purchase such shares at an exercise price
     $1.40 per share on or prior to May 31, 2007.

(2) Assumes that the selling shareholder disposes of all of the shares of common stock covered by this prospectus and does not acquire or dispose of any additional shares of common stock. However, the selling shareholder is not representing that any of the shares covered by this prospectus will be offered for sale, and the selling shareholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares.

     This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

                              PLAN OF DISTRIBUTION

     The selling shareholder may resell or redistribute the securities listed elsewhere in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The subsequent sale by the selling shareholder of the securities shall be limited to a volume limitation of (a) no more than 40,000 shares during each calendar week following the date of this prospectus until all such shares are sold, or (b) a greater number of shares sold in a single "block trade" transaction upon such terms as are reasonably acceptable to us in our sole discretion. Subject to that limitation, the selling shareholder may sell the securities by one or more of the following methods, without limitation:

       o block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

       o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

       o an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities are listed;

       o ordinary brokerage transactions and transactions in which the broker solicits purchases;

       o an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;

       o      privately negotiated transactions, directly or through agents;

       o      short sales;

       o through the writing of options on the securities, whether or not the options are listed on an options exchange;

       o through the distribution of the securities by the selling shareholder to its partners, members or stockholders;

       o      one or more underwritten offerings;

       o agreements between a broker or dealer and the selling shareholder to sell a specified number of the securities at a stipulated price per share; and

       o any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

     We do not know of any current arrangements by the selling shareholder for the sale or distribution of any of the securities.

     The selling shareholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of the selling shareholder. Broker-dealers may agree with the selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for the selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholder may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

     From time to time, the selling shareholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of the selling shareholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling shareholder's securities will otherwise remain unchanged.

     The selling shareholder and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

     The selling shareholder and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the related rules and regulations adopted by the Securities and Exchange Commission, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We have agreed to indemnify the selling shareholder, any underwriter for the selling shareholder, any directors or officers of the selling shareholder and any person who controls (within the meaning of the federal securities laws) the selling shareholder or acts as an investment advisor to the selling shareholder against specified liabilities, including liabilities under the federal securities laws. The selling shareholder has agreed to indemnify us, each of our directors, each of our officers who sign the registration statement and each person who controls (within the meaning of the federal securities laws) us against specified liabilities arising from information provided by the selling shareholder for use in this prospectus, including liabilities under the federal securities laws. The selling shareholder may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of the securities against specified liabilities arising under the federal securities laws in connection with the offering and sale of the securities.

     The securities offered under this prospectus may be acquired by the selling shareholder upon the exercise of an option granted to it by us pursuant to a Non-qualified Stock Option Agreement, dated December 12, 2001. We agreed to register the securities under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the date on which all the shares of common stock subject to the registration statement have been sold under the registration statement or pursuant to Rule 144 of the Securities Act.

      We will not receive any proceeds from sales of any securities by the selling shareholder.

     We cannot assure you that the selling shareholder will sell all or any portion of the securities offered under this prospectus.

     We will supply the selling shareholder and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by the selling shareholder, we will file a prospectus supplement setting forth:

       o      the aggregate number of shares to be sold;

       o      the purchase price;

       o      the public offering price;

       o if applicable, the names of any underwriter, agent or broker-dealer; and

       o any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

     If the selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, then we will file a prospectus supplement that includes any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed on for us by Foley & Lardner, Washington, D.C.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Hanger Orthopedic Group, Inc. for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available on the Securities and Exchange Commission's web site. The address of this site is http://www.sec.gov.

     We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission's web site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

       - our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

       - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

       -      our Current Report on Form 8-K dated February 19, 2002;

       -      our Current Report on Form 8-K dated August 22, 2002; and

       - the description of our common stock contained in a Registration Statement on Form 8-A filed on December 17, 1990.

     All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

     You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

                          Hanger Orthopedic Group, Inc.
                      Two Bethesda Metro Center, Suite 1200
                            Bethesda, Maryland 20814
                                 (301) 986-0701
                          Attention: Glenn M. Lohrmann

================================================================================




                                 601,218 SHARES

                          HANGER ORTHOPEDIC GROUP, INC.

                                  COMMON STOCK

                                AUGUST ____, 2002




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.-Other Expenses of Issuance and Distribution.

         Securities and Exchange Commission filing fee.............   $   873.38
         New York Stock Exchange listing fee.......................   $ 1,500.00
         Accounting fees and expenses..............................   $10,000.00
         Legal fees and expenses...................................   $20,000.00
         Miscellaneous.............................................   $   626.62
              Total expenses.......................................   $33,000.00

     All of the above fees and expenses will be paid by the Registrant. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 15. Indemnification of Directors and Officers.

     Hanger Orthopedic Group, Inc. (the "Company") is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted the provisions of
Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

     The Company has also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney's fees) that such officer or director actually and reasonably incurred.

Item 16. Exhibits and Financial Statement Schedules.

     The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17. Undertakings.

       (a)    The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                     Statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on August 23, 2002.

                                        HANGER ORTHOPEDIC GROUP, INC.


                                        By: /s/ Ivan R. Sabel
                                            --------------------------
                                            Ivan R. Sabel
                                            Chairman and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Ivan R. Sabel and George E. McHenry, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


        Signature                         Title                        Date


/s/ Ivan R. Sabel              Chairman, Chief Executive         August 23, 2002
---------------------------    Officer and Director
Ivan R. Sabel                  (Principal Executive Officer)

/s/ George E. McHenry          Executive Vice President and      August 23, 2002
---------------------------    Chief Financial Officer
George E. McHenry              (Principal Financial Officer)

/s/ Glenn M. Lohrmann          Controller                        August 23, 2002
---------------------------    (Principal Accounting Officer)
Glenn M. Lohrmann

/s/ Mitchell Blutt                     Director                  August 21, 2002
---------------------------
Mitchell Blutt, M.D.

/s/ Edmond E. Charrette                Director                  August 16, 2002
---------------------------
Edmond E. Charrette, M.D.

/s/ Thomas Cooper, M.D.                Director                  August 19, 2002
---------------------------
Thomas Cooper, M.D.

/s/ Robert Glaser                      Director                  August 16, 2002
---------------------------
Robert Glaser, M.D.

/s/ C. Raymond Larkin, Jr.             Director                  August 22, 2002
---------------------------
C. Raymond Larkin, Jr.

/s/ Eric A. Green                      Director                  August 22, 2002
---------------------------
Eric A. Green

/s/ Risa J. Lavizzo-Mourey             Director                  August 22, 2002
---------------------------
Risa J. Lavizzo-Mourey

                                       Director
---------------------------
H. E. Thranhardt, CPO

                                  EXHIBIT INDEX

     Exhibit No.     Document

         3(a) Certificate of Incorporation, as amended, of the Registrant. (Incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1988.)

         3(b) Certificate of Amendment of the Registrant's Certificate of Incorporation (which, among other things, changed the Registrant's corporate name from Sequel Corporation to Hanger Orthopedic Group, Inc.), as filed on August 11, 1989 with the Office of the Secretary of State of Delaware. (Incorporated herein by reference to Exhibit 3(b) to the Registrant's Current Report on Form 10-K dated February 13, 1990.)

         3(c) Certificate of Agreement of Merger of Sequel Corporation and Delaware Sequel Corporation. (Incorporated herein by reference to Exhibit 3.1(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1988.)

         3(d) Certificate of Ownership and Merger of Hanger Acquisition Corporation and J. E. Hanger, Inc. as filed with the Office of the Secretary of the State of Delaware on April 11, 1989. (Incorporated herein by reference to Exhibit 2(f) to the Registrant's Current Report on Form 8-K dated May 15, 1989.)

         3(e) Certificate of Designation, Preferences and Rights of Preferred Stock of the Registrant as filed on February 12, 1990 with the Office of the Secretary of State of Delaware. (Incorporated herein by reference to Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated February 13, 1990.)

         3(f) Certificate of Amendment to Certificate of Incorporation of the Registrant, as filed with the Secretary of State of Delaware on September 16, 1999. (Incorporated herein by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.)

         3(g) Certificate of Designation, Rights and Preferences of 7% Redeemable Preferred Stock as filed with the Office of the Secretary of State of Delaware on June 28, 1999. (Incorporated herein by reference to Exhibit 2(b) to the Registrant's Current Report of Form 8-K dated July 1, 1999.)

         3(h) Certificate of Elimination of Class A, B, C, D, E and F Preferred Stock of the Registrant as filed with the Office of the Secretary of State of Delaware on June 18, 1999. (Incorporated herein by reference to Exhibit 2(c) to the Registrant's Current Report on Form 8-K dated July 1, 1999.)

         3(i) By-Laws of the Registrant, as amended. (Incorporated herein by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated May 15, 1989.)

         4(a) Non-qualified Stock Option Agreement, dated as of December 12, 2001, among Hanger Orthopedic Group, Inc. and Jay Alix & Associates, Inc. (now known as AlixPartners, LLC), and Term Sheet Amendment thereto, dated July 23, 2002. (Filed herewith.)

         5        Opinion of Foley & Lardner. (Filed herewith.)

         23(a) Consent of Foley & Lardner. (Included in Exhibit 5 filed herewith.)

         23(b)    Consent of PricewaterhouseCoopers LLP. (Filed herewith.)

         24       Power of Attorney (Included on Page II-4.)




                                      E-2